EXHIBIT 99.1
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     Spectra Site
Getting Networks on Air

CONTACT:    Investor Relations Department
            919-466-5492
            INVESTORRELATIONS@SPECTRASITE.COM

         SPECTRASITE ANNOUNCES $150 MILLION ACCELERATED STOCK BUYBACK;
          BOARD OF DIRECTORS AUTHORIZES INCREASING SHARE REPURCHASE
                           PROGRAM TO $300 MILLION

CARY, NC, NOVEMBER 22, 2004 - SpectraSite, Inc. (NYSE: SSI), one of the largest wireless tower operators in the United States, announced today that it has repurchased $150 million of its outstanding common stock under an accelerated stock buyback agreement ("ASB"). Separately, the Company's Board of Directors increased the Company's $175 million share repurchase program to $300 million.

The shares were repurchased from Goldman, Sachs & Co. in a private ASB transaction. The ASB allows SpectraSite to repurchase and immediately reduce its outstanding common stock by approximately 2.7 million shares. The shares were repurchased using cash on hand and borrowings under SpectraSite Communications' $900 million senior credit facility. The repurchased shares are subject to a market price adjustment provision which may require a payment to be made by SpectraSite or to SpectraSite based on the volume weighted average market trading price of the Company's shares over an agreed upon period of time.

SpectraSite's Board of Directors also increased the Company's $175 million share repurchase program to $300 million. The Company intends to utilize the increased authorization to repurchase shares opportunistically as a method of returning value to its shareholders. The share repurchase program is subject to prevailing market conditions and other considerations.

Since the initiation of its share repurchase program in August, 2004, after giving effect to the ASB, SpectraSite has repurchased more than 3.5 million shares of common stock for approximately $192 million.

ABOUT SPECTRASITE, INC.

SpectraSite, Inc. (www.spectrasite.com), based in Cary, North Carolina, is one of the largest wireless tower operators in the United States. At September 30, 2004, SpectraSite owned or operated approximately 10,000 revenue producing sites, including 7,802 towers and in-building systems primarily in the top 100 markets in the United States. SpectraSite's customers are leading wireless communications providers, including AT&T Wireless, Cingular, Nextel, Sprint PCS, T-Mobile and Verizon Wireless.

SAFE HARBOR

This press release and oral statements made from time to time by representatives of the Company may contain "forward-looking statements" concerning the Company's financial and operating outlook, plans and strategies, its share repurchase program and the trading markets for its securities. These forward-looking statements are subject to a number of risks and uncertainties. The Company wishes to caution readers that certain factors may impact the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Such factors include, but are not limited to (i) market conditions, (ii) the Company's substantial capital requirements and debt, (iii) the Company's

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dependence on demand for wireless communications and related infrastructure,
(iv) competition in the communications tower industry, including the impact of technological developments, (v) consolidation in the wireless industry, (vi) future regulatory actions, (vii) conditions in its operating areas and (viii) management's estimates and assumptions included in the Company's 2005 outlook. These and other important factors are described in more detail in the "Risk Factors" and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's SEC filings and public announcements. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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